UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Name of Registrant As Specified In Its Charter)

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REVOLUTION LIGHTING TECHNOLOGIES, INC.

177 BROAD STREET

STAMFORD, CONNECTICUT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2014

The Annual Meeting of Shareholders of Revolution Lighting Technologies, Inc. will be held on May 12, 2014 at 10:00 a.m. local time at 177 Broad Street, Stamford, Connecticut 06901. The meeting will be held for the following purposes:

1. To elect the nominees named herein to the Board of Directors;

2. To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm to audit the consolidated financial statements of Revolution and its subsidiaries for the fiscal year ending December 31, 2014;

3. To amend the Company’s 2013 Stock Incentive Plan to increase the number of shares of Common Stock by 1,000,000 shares; and

4. To consider other matters that may properly come before the meeting.

You have the right to receive this Information Statement if you were a stockholder of record of our Company at the close of business on April 4, 2014.

The Annual Meeting is a business-only meeting. It will not include any presentations by management.

Additional information regarding the Company is included in its Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. These documents also are available on the Revolution website at www.rvlti.com under the “Investor Relations” tab.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, you may vote your shares at the meeting.

By order of the Board of Directors

Charles J. Schafer
April 22, 2014	President and Chief Financial Officer

INFORMATION STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

This Information Statement is being furnished in connection with the Revolution Lighting Technologies, Inc. (“Revolution,” “we,” “our,” “us,” the “Company”) Annual Meeting, to be held on May 12, 2014, and at any adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at our headquarters at 177 Broad Street, Stamford, Connecticut, at 10:00 a.m. EST. This Information Statement is being furnished to the Company’s stockholders on or about April 22, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, you may vote your shares at the meeting.

Important Notice Regarding the Availability of this Information Statement and Annual Report On Form 10-K for the Annual Meeting to be held on May 12, 2014

This Information Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including our financial statements, are also available to you at https://materials.proxyvote.com/76155G.

Householding of Information Statements

The Company has been notified that certain banks, brokers and other nominees may household the Company’s Information Statement for stockholders who hold Company shares with the bank, broker or other nominee in “street” name and have consented to householding. In this case, you may request individual copies of the Information Statement by contacting your bank, broker or other nominee.

How You Can Review the List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

Outstanding Shares and Voting Rights

The Board of Directors has fixed the close of business on April 4, 2014 as the record date (the “Record Date”) for the determination of the holders of our voting securities entitled to notice of, and to vote at, the annual meeting. Our classes of outstanding voting securities on the Record Date consisted of:

•	82,059,201 shares of common stock, $0.001 par value (the “Common Stock”), entitled to one vote per share;

•	2 shares of Series B Convertible Preferred Stock, $0.001 par value (the “Series B Shares”), entitled to vote on an as-converted basis of 153 shares of Common Stock;

•	10,000 shares of Series C Convertible Preferred Stock, $0.001 par value (the “Series C Shares”), entitled to vote on an as-converted basis of 14,515,894 shares of Common Stock;

•	5,000 shares of Series E Convertible Redeemable Preferred Stock, par value $0.001 (the “Series E Shares”), entitled to vote on an as-converted basis of 4,273,504 shares of Common Stock; and

•	5,000 shares of Series F Convertible Redeemable Preferred Stock, par value $0.001 (the “Series F Shares”), outstanding and entitled to vote on an as-converted basis of 1,089,775 shares of Common Stock.

The holders of the Series B Shares, Series C Shares, Series E Shares and Series F Shares (collectively, the “Preferred Shares”) are entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, voting together with the holders of Common Stock as a single class.

As provided in our By-Laws, in order to conduct the Annual Meeting, holders of a majority of the votes of the shares of stock entitled to vote must be present in person or represented by proxy so that there is a quorum. In all matters, other than the election of directors, any action to be taken by a vote of the stockholders will be authorized by a majority of the total votes, or when stockholders are required to vote by class, by a majority of the votes of the appropriate class, cast at the meeting of stockholder by holders of shares present in person or represented by proxy and entitled to vote on such action, except as otherwise provided by statute, our By-Laws or the Company’s Certificate of Incorporation. In the election of directors, other than the Series E Directors (as defined below), the nominees who receive a plurality of the votes cast at such meeting will be elected. Pursuant to the voting rights established in the Certificate of Designations for the Series E Shares, the holders of Series E Shares are entitled to elect, exclusively and as a separate class, four directors (the “Series E Directors”) to serve on the Board (See, Series E Directors on page 8).

As of the Record Date, RVL 1 LLC (“RVL”), an affiliate of Aston Capital, LLC (“Aston”), which is controlled by our Chairman and Chief Executive Officer, Robert V. LaPenta, owns 46,153,692 shares of our outstanding Common Stock, representing a majority of the shares of Common Stock voting as a class and all of the issued and outstanding Preferred Shares, representing in the aggregate over 64.8% of the outstanding voting shares entitled to vote at the Annual Meeting. RVL has advised the Company that it intends to vote “FOR” each of the nominees for election to the Board of Directors, “FOR” the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm, and “FOR” the approval of the amendment to Revolution Lighting Technologies, Inc. 2013 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder by 1,000,000 shares. Therefore, the Company expects that each matter to be considered at the Annual Meeting will be approved.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer, other than in his role as nominee, director or executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect by security holdings or otherwise, in the matters described herein which, to the extent such director, executive officer or associate of such director or executive officer is a stockholder of the Company, is not shared by all other stockholders pro-rata and in accordance with their respective stock ownership interests.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, four directors will be elected by the holders of the Common Stock and Preferred Stock, voting as one class, to hold office until the next Annual Meeting and until their successors have been elected and qualified. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the Company. Votes against the directors and votes withheld will have no legal effect. The Board has nominated the current four directors of the Company for re-election to the Board at the Annual Meeting to serve until the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified.

If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Name, age and present position, if any, with the Company	Period served as director, other business experience

Charles J. Schafer, 66 President and CFO	Mr. Schafer was appointed as the Company’s President and Chief Financial Officer as well as a member of our Board of Directors, effective as of January 29, 2013. Prior to this appointment, Mr. Schafer served as a consultant to various private equity and venture capital firms in the aerospace and defense market. Before his work as a consultant, from August 1998 to August 2011, Mr. Schafer was Senior Vice President of L-3 Communications, and President and COO of the Products Group at L-3 Communications. Mr. Schafer has also served as a member of the Board of Advisors to Syneexxus Corp since February, 2012. Mr. Schafer has an M.S. from Columbia University Graduate School of Business and B.S. with honors from New York Institute of Technology in Accounting. Mr. Schafer was elected to our Board based on his extensive experience managing and developing companies as a result of his executive roles at Loral Corp. and at L-3 Communications Holdings, Inc.

William D. Ingram, 57	Mr. Ingram has served as a member of our Board of Directors since September 2012. Mr. Ingram served as the Executive Vice President of Leap Wireless from February 2012 through its acquisition by AT&T on March 13, 2014, overseeing Leap Wireless’ spectrum, acquisitions, investments and strategic activities. Mr. Ingram is currently employed by AT&T in an interim role assisting with the integration of Leap by AT&T. Prior to joining Leap Wireless, Mr. Ingram served as Vice President and General Manager of AudioCodes, Inc., a telecommunications equipment company, from July 2006 to March 2007. Prior to that, Mr. Ingram served as the President and Chief Executive Officer of Nuera Communications, Inc., a provider of VoIP infrastructure solutions, from September 1996 until it was acquired by AudioCodes, Inc. in July 2006. Prior to joining Nuera Communications in 1996, Mr. Ingram served as the Chief Operating Officer of the clarity products division of Pacific Communication Sciences, Inc., a provider of wireless data communications products, as President of Ivie Industries, Inc. a computer security and hardware manufacturer, and as President of KevTon, Inc., an electronics manufacturing company. Mr. Ingram holds an A.B. in economics from Stanford University and an M.B.A. from Harvard Business School. Mr. Ingram was elected to the Board based on his significant leadership experience from his professional experience and services as an executive and board member to other technology companies. Mr. Ingram serves on our Audit Committee.

Stephen G. Virtue, 45	Mr. Virtue has served as a member of our Board of Directors since September 2012. Mr. Virtue has been the Managing Director of Institutional Equity Capital Markets at Miller Tabak & Co., LLC since October 2002. Prior to joining Miller Tabak, Mr. Virtue served as the Director of Institutional Equity Capital Markets at Dain Rousher/Royal Bank of Canada where he covered various hedge funds from April 2000 to October 2002. From March 1998 to April 2000, Mr. Virtue worked at Paine Webber as Vice President of Institutional Equity Capital Markets. Prior to joining Paine Webber, Mr. Virtue worked at Smith Barney as a listed trader in New York from 1995 to 1997. Mr. Virtue holds a B.S. in marketing from

Name, age and present position, if any, with the Company	Period served as director, other business experience

Boston College, Carroll School of Management. Mr. Virtue serves on our Audit Committee. Mr. Virtue was elected to the Board based on his significant expertise and diverse background and perspective as a result of his executive experience in the financial industry.

Dennis McCarthy, 67	Mr. McCarthy has served as a member of our Board of Directors since September 2012. Mr. McCarthy has been the Financial Director for The Bloomingdale Family Program since 2008 and has served on their board of directors since January 2012. Prior to joining Bloomingdales, Mr. McCarthy spent nearly four decades at PricewaterhouseCoopers from 1968 through 2008, where he led the firm’s Global Telecommunications tax practice from 1997 to 2005 in addition to client responsibilities. He has also served as the Chairman of the Parent’s Committee at Barnard College from 2004 to 2008 and on the Audit Committee of the Winged Foot Golf Club from 2009 to 2012. Mr. McCarthy holds a B.S. in accounting from Clarkson University and is a CPA. Mr. McCarthy serves as our Audit Committee Chairman. Mr. McCarthy was elected to our Board based on his significant financial and accounting expertise.

What Vote Is Required To Approve This Proposal?

The election of each of Messrs. Ingram, McCarthy, Schafer and Virtue requires the affirmative vote of a plurality of the shares of Common Stock and Preferred Stock, voting as one class with the shares of Preferred Stock voted on an as-converted basis. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The Board of Directors recommends a vote “FOR” for each director.

Four Series E Directors are to be elected by the holders of the Series E Shares (the “Series E Holder”). See, Series E Directors on page 8. RVL, as the Series E Holder, has advised the Company that it intends to re-elect each of the Series E Directors named below at the Annual Meeting to serve until the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified.

If any of the nominees should become unavailable, resigns, dies or is otherwise unable to serve out his term, such directorship shall remain vacant until filled by the Series E Holder.

Name, age and present position, if any, with the Company	Period served as director, other business experience

Robert V. LaPenta, 68 Chairman, CEO

Mr. LaPenta has served as a member of our Board of Directors and as Chairman since September 2012 and as our Chief Executive Officer since January, 2013. Mr. LaPenta is also a founder of Aston, a private investment company specializing in investments in secure military communication companies and companies with green technologies. Mr. LaPenta has also served as a member of the Board of Directors of Leap Wireless International, Inc. (“Leap Wireless”) from March 2005 until its acquisition by AT&T Corporation in March 2014. From August 2006 to August 2011, Mr. LaPenta served as Chairman, President and Chief Executive Officer of L-1 Identity Solutions, Inc. (“L-1”), a provider of technology solutions for protecting and securing personal identities and assets. From April 1997 to April 2005, Mr. LaPenta served as President and Chief Financial Officer and a director of L-3 Communications Holding, a company he cofounded in April, 1997. Mr. LaPenta received a B.B.A. in accounting as well as an honorary degree in 2000 from Iona College in New York. Robert V. LaPenta is the father of Robert V. LaPenta, Jr.

Mr. LaPenta was elected to our Board based on his extensive experience managing and developing growth companies as a result of his executive roles at Lockheed Martin Corporation, L-3 Communications Holding and L-1 Identity Solutions, Inc., as well as extensive experience in investment companies. Mr. LaPenta also holds a substantial personal investment in our common and preferred stock through RVL and Aston, of which he is a member.

James A. DePalma, 63

Mr. DePalma has served as a member of our Board of Directors since September 2012. Mr. DePalma is the Vice Chairman and Senior Managing Partner of Aston since August 2011. Prior to joining Aston, Mr. DePalma was the Executive Vice President, Chief Financial Officer and Treasurer of L-1. Prior to L-1, Mr. DePalma was a founding partner of L-1 Investment Partners. Prior to the formation of L-1 Investment Partners, Mr. DePalma served as a consultant to L-3 Communications Holdings, Inc. and was Chief Executive Officer of Core Software Technology, a leading software provider to the intelligence community and an equity investment of L-3 Communications Holdings, Inc.

Mr. DePalma has also held high level executive positions with Westinghouse Electric Corporation, CBS Corporation and Viacom International including Corporate Vice President of Finance at Westinghouse Electric where he managed Mergers and Acquisitions and implemented the restructuring, reorganizing and integration of a variety of businesses ($30 billion in acquisitions/divestitures). Prior to joining CBS, Mr. DePalma was a Senior Partner at PriceWaterhouseCoopers specializing in Defense and Communications and M&A.

Mr. DePalma served as the Chairman of the Board of Broadband Enterprises. Mr. DePalma also served on a number of boards including ImageSat International and CBS MarketWatch. Mr. DePalma was elected to our Board based on his three decades of operational and finance experience in the defense and technology industries.

Robert V. LaPenta Jr., 45	Mr. LaPenta has served as a member of our Board of Directors since September 2012. Mr. LaPenta has been a Partner of Aston since August 2011. Mr. LaPenta has also served as a member of the board of directors of TherapeuticsMD, Inc. since February 2012. Mr.

Name, age and present position, if any, with the Company	Period served as director, other business experience

LaPenta previously served as Vice President of Mergers and Acquisitions and Corporate Strategy for L-1 from April 2007 to August 2011 where he assisted L-1 senior management in identifying acquisition candidates and investments while assisting in due diligence, structuring, valuation, execution and related financing. Mr. LaPenta graduated in 1991 from Boston College with a B.A. in Accounting and Finance. Robert V. LaPenta Jr. is the son of Robert V. LaPenta. Mr. LaPenta was elected to our Board based on his corporate strategy experience.

Robert A. Basil Jr., 35

Mr. Basil has served as a member of our Board of Directors since September 2012. Mr. Basil has been a Partner of Aston since August 2011. Mr. Basil brings extensive mergers, acquisitions, operational and financial experience and has been a key member in over 40 transactions and the deployment of $8 billion in capital in the aerospace, defense and security sector.

Prior to joining Aston, Mr. Basil served as the Vice President of Strategic Planning and Business Operations at L-1 where he was responsible for implementing strategic initiatives and financial matters, working with and reporting to the Executive Vice President, Chief Financial Officer, including mergers, acquisitions, integration, planning, bids and proposals, treasury and financing matters. Prior to joining L-1, Mr. Basil served as the Director of Mergers and Acquisitions for L-1 Investment Partners as a key member in managing M&A activities of all potential investments as well as operational and financial oversight of portfolio businesses.

Prior to joining L-1 Investment Partners, he served as the Manager of Mergers, Acquisitions and Corporate Strategy at L-3 Communications Inc. Over his period of tenure L-3 deployed $5 billion in capital for acquisitions as the company grew from $4 billion to $10 billion in revenues. Prior to L-3, he worked for Deutsche Bank in their Telecom/Media/Technology Investment Banking group. Mr. Basil is a graduate of Georgetown University. Mr. Basil was elected to our Board based on his financial and operational experience.

CORPORATE GOVERNANCE

Our Board of Directors

Our Board of Directors oversees the business and affairs of Revolution and monitors the performance of management. The directors keep themselves informed through discussions with our President and Chief Financial Officer, other key employees and our principal external advisors (legal counsel, independent auditors and other consultants), by reading reports and other materials that we send to them and by participating in Board and committee meetings. In 2013, the Board held 10 meetings (including regularly scheduled and special meetings). All of the current directors attended at least 75% of the total number of meetings of the Board and committees of the Board of Directors on which such director served.

The Board has determined that Messrs. Ingram, Virtue and McCarthy are independent under NASDAQ Rule 5605(a)(2). Since the Company is a “Controlled Company”, it is exempt from the NASDAQ rules which require a majority of the Board to be independent directors.

Board Committees

Our Board has two standing committees to assist it with its responsibilities as described below. We do not have a standing Nominating Committee; instead, our Board of Directors, as a whole, is responsible for selecting nominees for election as directors and electing executive officers as further described below. The Company believes that obtaining input from all directors in connection with Board nominations enhances the nominating process. In addition, RVL, as the holder of the Series E Shares, has the right to elect four directors to the Board (See, Series E Directors on page 8).

Audit Committee

The Audit Committee reviews and approves the audit reports rendered by the Company’s independent auditors and reviews the effectiveness of the Company’s internal accounting controls and procedures. The Audit Committee reports to the Board of Directors about such matters. The Audit Committee also appoints, oversees the work of and evaluates the independent auditors. The Audit Committee has a written charter available at www.rvlti.com under the “Investor Relations” tab.

During fiscal year 2013, Messrs. Ingram, Virtue and McCarthy served on the Audit Committee. Mr. McCarthy serves as Chairman of the Audit Committee. All of the members of the Audit Committee are “independent” (as defined by NASDAQ Rule 5605(a)(2)). Our Board of Directors has determined that Mr. McCarthy is the member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission (“SEC”) rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the NASDAQ listing standards. For a brief listing of Mr. McCarthy’s relevant experience, see “Proposal 1: Election of Directors”.

The Audit Committee met 11 times during fiscal year 2013. For a report on certain Audit Committee actions during 2013, see the “Audit Committee Report” on page 27.

Compensation Committee

The Compensation Committee reviews and determines compensation plans for our executive officers, reports to the Board of Directors about such matters and recommends the incentive plans for these employees. The Compensation Committee also administers our 2003 Stock Incentive Plan and our 2013 Stock Incentive Plan. The Compensation Committee has a written charter available at www.rvlti.com under the “Investor Relations” tab. During fiscal year 2013, Messrs. LaPenta, DePalma and Ingram served on the Compensation Committee. Mr. LaPenta served as Chairman of the Compensation Committee.

Our Board of Directors has delegated to the Compensation Committee sole decision-making authority with respect to compensation decisions for our executive officers, including determinations of annual incentive opportunities. The Compensation Committee approves these payments and awards after considering our corporate performance and the individual performance of our executives. The Compensation Committee also administers the Company’s compensation plan for directors, employees and consultants. To assist in performing its duties, the Compensation Committee has the authority to engage external compensation consultants and other advisors. In 2013, the Compensation Committee did not retain any consultants or advisors to assist it in formulating or making executive compensation decisions.

The Compensation Committee met 2 times during fiscal year 2013.

Series E Directors

Pursuant to the voting rights established in the Certificate of Designations for the Series E Shares, for so long as any Series E Holder holds outstanding Series E Shares, Series C Shares, Series B Shares and/or other shares of preferred stock convertible or exchangeable for shares of Common Stock, that, on an as-converted basis, together with any shares of Common Stock held by such Series E Holder, represent the percentages of the outstanding shares of Common Stock set forth below, after giving effect to the conversion into Common Stock of all Preferred Shares and such other preferred stock, such Series E Holder, exclusively and as a separate class, shall be entitled to elect the number of directors of the Company set forth in the table below:

Ownership Percentage	Series E Directors
Fifty percent (50%) or more	4
Thirty percent (30%) or more, but less than fifty percent (50%)	3
Twenty percent (20%) or more, but less than thirty percent (30%)	2
Five percent (5%) or more, but less than twenty percent (20%)	1

Currently, RVL holds on an as-converted basis 66,033,018 total shares of Common Stock, representing over 64.8% of the outstanding shares of Common Stock after giving effect to the conversion of the all of the Preferred Stock, and, accordingly, RVL is entitled as Series E Holder to elect four (4) directors to the Board.

Director Nominating Process

The Company’s bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s annual meeting of stockholders. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders (A) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date that our proxy statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, or (B) (i) if no annual meeting was held in the previous year or (ii) the date of the annual meeting is more than 30 calendar days before or more than 60 days after such anniversary date, notice by the stockholders to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the date of the annual meeting is publicly announced by the Company. With respect to an election to be held at a special meeting of stockholders, written notice of that stockholder’s intent to make the nomination shall have been given to us not less than ten (10) and not more than sixty (60) days before the date of the special meeting.

The notice shall include the name and address of the stockholder and his or her nominees, a description of the shares and derivative securities directly or indirectly owned by the stockholder, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the stockholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company. See “Proposals by Stockholders” on page 35 of this Information Statement for the deadline for nominating persons for election as directors for the 2015 annual meeting of stockholders.

The Company’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. Although the Company does not have any formal rules or policies regarding minimum qualifications for nominees and has not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the Board, the Board considers a variety of criteria when evaluating potential Board members, as described below, and expects that its candidates be of the highest ethical character, share the values of the Company, be capable of discharging his or her fiduciary duties to the stockholders of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, and possess the relevant expertise and experience necessary to assist the Company with enhancing stockholder value.

The Board of Directors seeks new nominees for election to the Board, when necessary, through a variety of channels, including informal recommendations through business and personal contacts. Current members of the Board of Directors are polled for suggestions. Research also may be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

The Company currently does not have a written policy with regard to director qualifications. The Board will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder, or identified through the Board’s own search processes, about whom it is provided appropriate information in a timely manner. The Board of Directors considers nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will seek to identify nominees that possess the characteristics outlined below.

All new candidates for election to the Board and all Board members eligible for nomination for re-election to the Board are evaluated based upon a variety of criteria, including the following:

•	the adequacy of such candidate or Board member’s time available to commit to responsibilities as a member of the Board;

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, or technology;

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in technology, business, or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the need to satisfy governance and other standards set by the SEC and NASDAQ.

The Board of Directors may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The experiences of each director as described under Proposal 1 – Election of Directors led the Board to conclude that each such person should serve on the Board.

Board Leadership Structure

On January 29, 2013, the Board appointed Robert V. LaPenta, Chairman of the Board of Directors of the Company, to serve as Chief Executive Officer of the Company. The Company does not have a lead independent director. The Board concluded that combining the position of Chairman and Chief Executive Officer best suits the Company’s needs due to Mr. LaPenta’s proven ability to provide strategic and operational guidance to management teams to accelerate global growth. In addition, the Board believes that Mr. LaPenta’s substantial investment in the Company through RVL provides further alignment with shareholder value. Mr. LaPenta does not receive a salary in connection with his service as Chief Executive Officer.

Board Role in Risk Oversight

The full Board exercises risk oversight at Revolution. Committees are designated to take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements and the Compensation Committee is primarily responsible for risk oversight relating to executive compensation. Committees report to the Board on risk management matters.

Management presents to the full Board its view of the significant risks facing the Company in Board discussions throughout the year. Matters such as risk appetite and management of risk are also discussed. Risk is explicitly addressed in a wide range of Board discussions, including those relating to business unit activities, specific corporate functions and consideration of extraordinary transactions. The Board has full access to management, as well as the ability to engage advisors, in order to assist it in its risk oversight role.

Communications to the Board

Stockholders may communicate with the Company’s Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Secretary, Revolution Lighting Technologies, Inc., 177 Broad Street, Stamford, Connecticut 06901. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

Review, Approval or Ratification or Transactions with Related Persons

The Audit Committee reviews (on an ongoing basis, as appropriate) and approves or ratifies on behalf of the Company any proposed, on-going or completed transaction involving the Company and (i) any director or executive officer of the Company, (ii) any owner of 5% or more of any class or series of shares of the Company or (iii) such other person serving as an officer or member of the senior management of the Company or as a member of the board of directors or similar governing body of any subsidiary of the Company as may be designated in accordance with such policy or (iv) any member of the family of, or any company or other entity affiliated with, any such person, in each case considering any audit procedures or safeguards of the Company’s interests appropriate to be instituted in connection with such transaction.

Code of Business Conduct and Ethics

Revolution has set forth its policy on ethical behavior in a document called “Code of Business Conduct and Ethics.” This policy applies to the members of our Board of Directors and all employees, including (but not limited to) our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This policy comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the SEC. The text of this code of business conduct and ethics is posted on our internet site at www.rvlti.com/investor_relations, where we may also disclose any amendments to and waivers of the code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2013, Messrs. LaPenta, DePalma and Ingram served on the Compensation Committee. Mr. LaPenta served as Chairman of the Compensation Committee. Mr. LaPenta also serves as our Chairman and Chief Executive Officer. Mr. LaPenta also served as an independent director on the board of directors of Leap Wireless, Inc. prior to its sale to AT&T, consummated in March 2014. Mr. Ingram who also serves on the Compensation Committee of the Company served as the Executive Vice President, Strategy of Leap until such sale to AT&T.

RVL, our controlling shareholder, is managed by Aston and is controlled by Mr. LaPenta. Messrs. LaPenta, DePalma, LaPenta, Jr. and Basil are all officers of RVL and members of Aston. Messrs. LaPenta and DePalma also serve as officers of Aston. RVL and Aston have entered into transactions with the Company in which the amount involved exceeded $120,000. For details of all such transactions with related persons since the beginning of fiscal year 2013, please refer to the section entitled “Transactions with Related Persons” on page 24 of this Information Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis beginning on page 12 of this Information Statement with our management. Based on these discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Information Statement on Schedule 14C.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Robert V. LaPenta, Chairman

James A. DePalma

William D. Ingram

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for Mr. LaPenta, our Chairman and CEO, and Mr. Schafer, our President and CFO, collectively, the Named Executive Officers, as well as information regarding our former executives Messrs. Bauer and Langford, who served as our CEO and CFO, respectively, during January, 2013.

Introduction and Background

On September 12, 2012, the Company closed an investment agreement (the “Series B Investment Agreement”) with RVL in which the Company issued to RVL 600,000 Series B Shares in consideration of cash of $6 million. Upon the consummation of the Series B Investment on September 25, 2012, and as a condition to such investment, all of the Company’s then existing board members resigned and the current board members (with the exception of Mr. Schafer) were appointed to the Board. Also as a part of the Series B Investment, the Board negotiated separation and release agreements with Messrs. Bauer and Langford in connection with their resignations. On January 29, 2013, Mr. LaPenta was appointed CEO and Mr. Schafer was appointed CFO of the Company.

Prior to the Series B Investment, the Company provided compensation and benefits to its executives in the form of cash compensation, including a base salary and annual performance based cash incentive awards, equity awards in the form of options and monthly automobile allowances.

Currently, the primary objective of the Company’s executive compensation program is to attract, motivate and retain executive officers of outstanding ability and to align the interests of these executive officers with the interests of shareholders. Part of our long-term business strategy is to expand our sales network and pursue acquisitions of complementary businesses that will expand our sales, geographic and market scope, and product range. Consequently, our executives must be capable of fulfilling this strategy, identifying complementary businesses, negotiating acquisitions and strategic relationships, and successfully blending these organizations into our business. We believe that rewarding executives for superior levels of achievement will result in significant long-term value creation for us and our shareholders. As a result, we believe that the compensation packages we provide to employees, including the Named Executive Officers, must include both cash-based and equity-based elements that reward short- and long-term performance.

Our CEO, Mr. LaPenta, is an officer of RVL, the Company’s majority shareholder and as such he beneficially owns a majority of the Company’s Common Stock. Because of this ownership position, Mr. LaPenta has a direct and substantial interest in the long-term growth of our Company and is not paid an annual salary.

The Board of Directors has delegated to the Compensation Committee sole decision-making authority with respect to compensation decisions for our executive officers, including determinations of annual incentive opportunities. The Compensation Committee approves these payments and awards after considering our corporate performance and the individual performance of our executives. The Compensation Committee reviews and approves restricted share awards and stock option grants. The Compensation Committee consists of Messrs. LaPenta, DePalma and Ingram. As noted elsewhere in this Offering, the Company is a “controlled company” as defined in NASDAQ Rule 5615(c)(2) and as such is not required to have a compensation committee comprised solely of independent directors.

Neither management nor the Compensation Committee currently engages any consultant related to executive or director compensation matters. In setting compensation levels, the Committee considers the overall level of responsibility and performance of the individual executive, compensation levels of executive officers obtained through commercially available survey data, the financial performance of the Company and other achievements during the most recently completed fiscal year, overall economic conditions, and competitive operating conditions. The Compensation Committee does not specifically benchmark to compensation data obtained, but rather subjectively utilizes the above factors in setting compensation for the Named Executive Officers. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of areas under the executive’s control, leadership, execution of strategic initiatives and decision making abilities. Although financial performance of the Company is a factor in setting executive compensation, financial and other performance targets are not utilized.

The Company’s executive compensation for the Named Executive Officers includes the following components: base salary, subjective bonuses, restricted stock awards and other benefits.

Salary

Except for our CEO, Named Executive Officers are paid a base salary with annual increases at the discretion of the Compensation Committee. In addition to Company performance, individual factors are also considered in setting base salaries. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of areas under the executive’s control, leadership, execution of strategic initiatives and decision making abilities.

Annual Bonus

The Company’s does not have a formal annual cash bonus program. Mr. LaPenta evaluates the performance of each of our executives in order to formulate award recommendations for the Compensation Committee. The Compensation Committee has the authority to make discretionary annual bonus awards to our executives, including the Named Executive Officers, after the end of the fiscal year, once the financial results for the year are available. We followed a flexible approach to compensation which involves establishing salary grades and annual incentive award opportunities for all of our employees, including our executives, and evaluating performance after fiscal year-end to determine actual incentive award payments. Upon the terms of Mr. Schafer’s employment with the Company, his target annual bonus opportunity equals fifty percent of his base salary. The actual bonus amounts earned by the Named Executive Officers are reflected in the Summary Compensation Table in the fiscal year earned, even though these bonus amounts are paid in the subsequent year.

Equity Compensation

As a growth company, equity awards have formed an important component of our compensation program. We use equity compensation to promote an ownership culture that encourages long-term decision-making and building shareholder value. Through our equity compensation plan, we provide designated employees, including our executives, with equity incentives that help align their interests with those of our shareholders. Our practice has been to grant equity awards to new hires in an amount appropriate to their job level and responsibilities. Additional equity awards have been granted in connection with promotions (to make the total long term equity incentive held by such individual commensurate with other individuals in their new pay grade).

We believe that the opportunity to acquire equity creates and maintains an environment that motivates our employees to stay with the organization and provides a key incentive to them to promote our long-term success and build shareholder value. By providing employees a direct stake in our economic success, equity compensation assures a closer identification of their interests with those of the Company and our shareholders, stimulates their efforts on our behalf, and strengthen their desire to remain with us.

In 2013, we granted our CFO 250,000 shares of restricted stock, which vest ratably over three years, with the first vesting date being January 29, 2014. In April 2014, the Board approved a grant of 100,000 shares of restricted stock to our CFO, which will vest ratably over three years.

Retirement Benefits

The Company maintains a plan that permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Mr. Schafer participates in this plan.

Other Benefits

The Company’s group health, dental, vision and life insurance plans are available to eligible full-time and part-time employees. These plans do not discriminate in favor of the Named Executive Officers. Non-employee directors of the Company’s Board of Directors do not participate in these plans. There are no other benefits provided to the Named Executive Officers.

The Company believes the benefits described above are necessary and appropriate in providing competitive compensation to our executive officers.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 annually. Compensation that is “qualified performance-based compensation” generally is not subject to this $1,000,000 deduction limit. While we generally seek to ensure the deductibility of the incentive compensation paid to our executives, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy and the best interests of stockholders even if these amounts are not fully tax deductible. The Company’s awards of restricted stock vest solely on the passage of time, are not performance based and, as a result, compensation expense for those awards are not deductible to the extent they exceed $1,000,000.

Financial Statement Restatement

The Company does not have a policy relative to making retroactive adjustments to any incentive compensation paid to the Named Executive Officers where payment was based on the achievement of results that were subsequently the subject of restatement. The Company has never restated its financial statements.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee has assessed the compensation policies and practices for our employees and we have concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Results of 2013 Advisory Vote To Approve Executive Compensation

At the 2013 Annual Meeting of Stockholders, we held our first advisory vote on executive compensation. 100% of the votes cast were in favor of this advisory proposal. The Committee will continue to consider the results from the future advisory votes to be held every two years on executive compensation, in accordance with the advisory vote of shareholders in 2013.

EXECUTIVE COMPENSATION

The following persons served as our executive officers in the capacities indicated below during the fiscal year ended December 31, 2013, following their appointment by the Board on January 29, 2013. Our executive officers are responsible for the management of our operations, subject to the oversight of the Board.

Chief Executive Officer	Robert V. LaPenta
President and Chief Financial Officer	Charles J. Schafer

The following persons served as executive officers in the capacities indicated below from January 1, 2013 through January 29, 2013.

President and Chief Executive Officer	Michael A. Bauer
Chief Financial Officer	Gary Langford

The tables below show salaries and bonuses paid during the last three years and options and stock granted in fiscal year 2013 to our current Chief Executive Officer and President and Chief Financial Officer, and in fiscal years 2013, 2012 and 2011 to our former executive officers. Revolution did not have any other executive officers serving at the end of fiscal year 2013 whose total salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)

Robert V. LaPenta(3)	2013	0	0	—	—	—	—	—		0
CEO

Charles J. Schafer	2013	200,000	0	320,000	—	—	—	—		520,000
President & CFO

Michael A. Bauer(4)	2013	27,097	—	—	—	—	—	256,134	(5)(6)	206,470
President and CEO (former)	2012	235,052	—	—	—	—	—	27,938	(5)	273,781
	2011	243,662	109,675	—	108,121	—	—	19,113	(5)	480,571

Gary R. Langford(7)	2013	52,298	30,000	—	—	—	—	217,031	(8)(9)	299,329
Chief Financial Officer (former)	2012	183,820	—	—	—	—	—	24,749	(8)	220,742
	2011	183,481	69,892	—	57,664	—	—	16,137	(8)	327,174

(1)	The amounts shown represent the grant date fair value of the restricted stock awards received by the named executive officers, determined in accordance with FASB ASC Topic 718, using the assumptions described under the caption “Stock-based compensation” in Note 1 of the Notes to the Company’s Financial Statements in our 2013 Annual Report on Form 10-K. The Company values restricted stock awards at the quoted market price on the grant date.
(2)	The amounts shown represent the grant date fair value of the option awards received by the named executive officer, determined in accordance with FASB ASC Topic 718, using the assumptions described under the caption “Stock-based compensation” in Note 1 of the Notes to the Company’s Financial Statements in our 2013 Annual Report on Form 10-K. Option awards based on performance conditions represent the grant date fair value based on the probable outcome as of the grant date, consistent with FASB ASC Topic 718. The following discloses the maximum value of the awards assuming that the highest level of performance conditions is probable: Mr. Bauer – $0 in 2013, $0 in 2012 and $193,073 in 2011; and Mr. Langford – $0 in 2013, $0 in 2012 and $102,972 in 2011.
(3)	As discussed in “Transactions with Related Persons – Management Agreement” on page 24, the Company is party to a management services agreement with Aston, of whom Mr. LaPenta is a member, pursuant to which on May 15, 2013, the Company issued 500,000 shares of restricted stock to Aston.

(4)	Mr. Bauer was the President and Chief Executive Officer of the Company in the year ended December 31, 2012. He resigned from his position at the Company effective as of January 29, 2013.
(5)	All other compensation for Mr. Bauer includes a monthly allowance of $1,000 for automobile and other related expenses, and unused paid time off, which is paid upon an employee’s departure from the Company and vested 401(k) matches.
(6)	In January, 2013, Mr. Bauer was paid $175,000 (less applicable withholdings and customary payroll deductions) pursuant to his separation and general release agreement with the Company in connection with his resignation. Also in 2013, Mr. Bauer exercised certain stock options as shown in the table “Option Exercises and Stock Vested in Fiscal Year 2013” on page 19.
(7)	Mr. Langford was the Chief Financial Officer of the Company in the year ended December 31, 2012. He acted as Vice President of Finance from January 29, 2013 through April 1, 2013, as described below.
(8)	All other compensation for Mr. Langford consisted of a monthly allowance of $800 for automobile and other related expenses and unused paid time off, which is paid upon an employee’s departure from the Company and vested 401(k) matches.
(9)	On February 16, 2013, Mr. Langford entered into a transition, separation and general release agreement with the Company, whereby he resigned from his position as Chief Financial Officer and assumed the role of Vice President of Finance. Pursuant to this agreement, Mr. Langford was paid a separation payment in the aggregate amount of $183,750 (less applicable withholdings and customary payroll deductions). Also in 2013, Mr. Langford exercised certain stock options as shown in the table “Option Exercises and Stock Vested in Fiscal Year 2013” on page 19.

Robert V. LaPenta - On January 29, 2013, the Board appointed Robert V. LaPenta, Chairman of the Board of Directors of the Company, to serve as our Chief Executive Office. Mr. LaPenta does not receive a salary in connection with his service as Chief Executive Officer.

Charles J. Schafer – Charles J. Schafer joined our Company as President and Chief Financial Officer on January 29, 2013. In connection with his appointment, the Company agreed to provide Mr. Schafer with: (i) an annual base salary of $200,000, (ii) a target annual bonus of fifty percent of his base salary, and (iii) a grant of 250,000 restricted shares which will vest ratably over three years, commencing with the date of Mr. Schafer’s employment.

Michael A. Bauer - From March 2009 through January 29, 2013, Michael A. Bauer served as our President and Chief Executive Officer. On January 24, 2013, it was mutually agreed by the Company and Mr. Bauer that he would resign from his position as President and Chief Executive Officer of the Company effective as of the close of business on January 29, 2013. Pursuant to the employment and non-competition agreement, dated as of February 11, 2008, by and between the Company and Mr. Bauer, Mr. Bauer received a base salary of $235,000 and performance based compensation. Mr. Bauer was eligible to receive performance bonus compensation to be determined by the Compensation Committee or the Board of Directors and a monthly automobile allowance of $1,000. Mr. Bauer received $109,675 in bonus compensation in the year ended December 31, 2011 and did not receive any bonus compensation in the year ending December 31, 2012.

In January 2011, we granted Mr. Bauer options to purchase 75,000 shares of Common Stock. Options to purchase 18,900 shares vested in January 2012, and options to purchase 56,100 shares expired unvested in the last quarter of 2011 because we did not achieve the specified performance milestones.

On January 25, 2013, the Company entered into a separation and general release agreement with Mr. Bauer specifying the final terms of his departure from the Company (See, Potential Payments upon a Change in Control on page 19).

Gary R. Langford - Gary R. Langford joined us as our Chief Financial Officer in January 2009. From February 16, 2013 until April 30, 2013, Mr. Langford served as the Company’s Vice President of Finance. Pursuant to the offer letter from us to Mr. Langford, Mr. Langford received a base salary of $183,750 per annum, a monthly car allowance of $800 and performance bonus compensation of up to 30% of his base salary. Mr. Langford received $69,892 in bonus compensation in the year ended December 31, 2011 and did not receive any bonus compensation in the year ended December 31, 2012.

In January 2011, we granted Mr. Langford options to purchase 40,000 shares of Common Stock. Options to purchase 10,080 shares vested in January 2012 and options to purchase 29,920 shares expired unvested in the last quarter of 2011 because we did not achieve the specified performance milestones.

On February 16, 2013, the Company entered into a transition, separation and general release agreement with Mr. Langford specifying (i) the terms of his resignation as Chief Financial Officer, (ii) his employment by the Company in the position of Vice President of Finance until the close of business on April 1, 2013 and (iii) the terms of a consulting arrangement during the period beginning on April 2, 2013 and ending on April 30, 2013 (See, Potential Payments upon a Change in Control on page 19).

Grants of Plan-Based Awards in Fiscal Year 2013

The following table sets forth information about the non-equity incentive awards, stock options and restricted stock unit awards that are reflected in the Summary Compensation Table for fiscal year 2013 and that were granted to the Named Executive Officers either during, or with respect to services rendered in, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Maximum ($)	Maximum (#)
Robert V. LaPenta	—	N/A	N/A		N/A	N/A	N/A	N/A

Charles J. Schafer	5/21/13	—	166,667	(1)	N/A	N/A	N/A	$213,333.76	(2)

Michael A. Bauer	—	N/A	N/A		N/A	N/A	N/A	N/A

Gary Langford	—	N/A	N/A		N/A	N/A	N/A	N/A

(1)	The amount shown represents the total number of unvested restricted stock awarded to Mr. Schafer.
(2)	The amount shown represents the grant date fair value of the restricted stock estimated to be paid out to Mr. Schafer.

Outstanding Equity Awards at Fiscal Year-End (December 31, 2013)

The following table sets forth information as to the equity awards held by each of the named executive officers in the summary compensation table as of December 31, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that Have Not Vested ($)
Robert V. LaPenta	—	—	—	—	—	—	—	—	—

Charles J. Schafer	—	—	—	—	—	166,667	$571,667.81	—	—

Michael A. Bauer	—	—	—	—	—	—	—	—	—

Gary R. Langford	—	—	—	—	—	—	—	—	—

Stock Option Plans

2003 Stock Incentive Plan. Our employees, officers, directors and consultants or advisers were eligible to receive incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options under our 2003 Stock Incentive Plan (the “2003 Plan”). The 2003 Plan, which expired in September 2013, was administered by the Compensation Committee of the Board of Directors. There were 1,160,000 shares of our common stock reserved for issuance under the 2003 Plan. The purposes of the 2003 Plan was to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the future growth and success of the Company and to provide additional incentive by permitting such individuals to participate in the ownership of the Company. The criteria utilized by the Compensation Committee in granting options pursuant to the 2003 Plan was consistent with these purposes. In April 2013, in connection the adoption of the 2013 Plan, the Board of Directors determined that no further options would be granted under the 2003 Stock Plan.

2013 Equity Incentive Plan. The Company’s employees, officers, non-employee directors and consultants are eligible to receive stock options, which may constitute incentive or nonqualified stock options, share appreciation rights, restricted shares, restricted share units, performance awards, stock bonus awards and other stock-based awards. In addition, certain awards under the 2013 Stock Incentive Plan (the “2013 Plan”) may be denominated or settled in cash, including annual bonus awards. Incentive options granted under the 2013 Plan are exercisable for a period of up to ten years from the date of grant. Options may be granted only to such employees, officers, directors, consultants and advisors as the Compensation Committee shall select from time to time in its sole discretion but only employees of the Company shall be eligible to receive incentive options.

The Compensation Committee will, in its discretion, determine (subject to the terms of the 2013 Plan) who will be granted awards, the time or times at which awards shall be granted, the number of shares subject to each award, whether the options are incentive or non-qualified options or other stock-based awards, and the manner in which any options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of the Company and such other factors deemed relevant in accomplishing the purposes of the 2013 Plan.

The 2013 Plan may be amended or terminated by the Board of Directors at any time. Any amendment which would increase the aggregate number of shares of common stock as to which options may be granted under the 2013 Plan, materially increase the benefits under the 2013 Plan, or modify the class of persons eligible to receive options under the 2013 Plan shall be subject to the approval of the stockholders. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

Option Exercises and Stock Vested in Fiscal Year 2013

The following table sets forth information concerning the cash value realized by each of our Named Executive Officers, upon exercise of options or vesting of restricted stock in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#)
Robert V. LaPenta	N/A	N/A	N/A	N/A
Charles J. Schafer	N/A	N/A	N/A	N/A
Michael A. Bauer	68,900	$77,424	N/A	N/A
Gary Langford	10,080	$17,035.20	N/A	N/A

Benefits

The Company did not sponsor any defined benefit pension plan for its employees, including the Named Executive Officers, during fiscal year 2013.

2013 Nonqualified Deferred Compensation Table

The Company did not maintain any nonqualified defined contribution plan for its employees, including the Named Executive Officers, during fiscal year 2013.

Potential Payments upon a Termination or Change in Control

On January 25, 2013, the Company entered into a separation and general release agreement with Mr. Bauer specifying the final terms of his departure from the Company, effective as of January 29, 2013. This agreement included, among other things, a separation payment in the aggregate amount of $175,000, less applicable withholdings and customary payroll deductions. The agreement also specified that the Company’s obligations set forth in the indemnification agreement between Mr. Bauer and the Company will survive the termination of Mr. Bauer’s employment with the Company as set forth in such agreement. The agreement also contains additional provisions which are customary for agreements of this type. These include confidentiality, nonsolicitation and cooperation provisions, as well as a mutual release of claims.

On February 16, 2013, the Company entered into a transition, separation and general release agreement with Mr. Langford specifying (i) the terms of his resignation as Chief Financial Officer, (ii) his employment by the Company in the position of Vice President of Finance until the close of business on April 1, 2013 and (iii) the terms of a consulting arrangement during the period beginning on April 2, 2013 and ending on April 30, 2013. Per the agreement, the Company agreed to pay Mr. Langford a separation payment in the aggregate amount of $183,750, less applicable withholdings and customary payroll deductions. The agreement also specified that the Company’s obligations set forth in the indemnification agreement between Mr. Langford and the Company will survive the termination of Mr. Langford’s employment with the Company as set forth in such agreement. The agreement also contained additional provisions which are customary for agreements of this type. These include confidentiality, nonsolicitation and cooperation provisions, as well as a mutual release of claims.

Other than the agreements with Mr. Bauer and Mr. Langford described above, the Company does not maintain any contracts, agreements, plans or arrangements that provide for payments to the Named Executive Officers at, following, or in connection with any termination of employment, including, without limitation, resignation, severance, retirement, or a constructive termination of a Named Executive Officer, or a change in control of the Company or a change in the Named Executive Officers responsibilities.

DIRECTOR COMPENSATION

Meeting Fees and Expenses

Currently, we do not provide our directors with cash compensation. We do, however, reimburse them for travel and other related expenses. Prior to the investment by RVL in September 2012, we compensated directors who were not employees of the Company with an annual stipend and $500 for each meeting attended.

Restricted Stock Awards

We compensate our independent directors with grants of restricted stock. In January, 2013, the Board of Directors approved the grants of 60,000 shares of restricted stock with equal vesting over three years to each of Messrs. Ingram, Virtue and McCarthy. In April 2014, the Board of Directors approved the grants of 30,000 shares of restricted stock with equal vesting over three years to each of Messrs. Ingram, Virtue and McCarthy.

The following table sets forth information regarding the compensation received by each of our non-employee directors who served as such during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stocks ($)(1)	All Other Compensation ($)	Total ($)
James DePalma (2)	—	—	—	—	—
Robert A. Basil, Jr.(2)	—	—	—	—	—
Robert V. LaPenta, Jr.(2)	—	—	—	—	—
William D. Ingram	—	—	60,000	—	—
Stephen G. Virtue	—	—	60,000	—	—
Dennis McCarthy	—	—	60,000	—	—

(1)	Consists of restricted stock grants granted to nonemployee directors for service as members of the Company’s Board of Directors and Board Committees. For further information concerning such fees, see the section above entitled “Director Compensation – Meeting Fees and Expenses.”
(2)	As discussed in “Transactions with Related Persons – Management Services Agreement” on page 24, the Company is party to a management services agreement with Aston, of whom Messrs. DePalma, Basil, and LaPenta Jr. are members, pursuant to which on May 15, 2013, the Company issued 500,000 shares of restricted stock to Aston.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company’s securities with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. As part of the Company’s internal controls for financial reporting, as discussed in Item 9A of our Annual Report on Form 10-K, the Company has reviewed past Section 16 filings by its officers and directors. Based on such review, one report was filed late by each of Robert A. Basil, Jr., James A. DePalma, William Ingram, Robert V. LaPenta, Robert V. LaPenta, Jr., Dennis McCarthy, Charles J. Schafer, Stephen G. Virtue, Aston and RVL.

VOTING SECURITIES

INFORMATION ABOUT BENEFICIAL OWNERSHIP OF REVOLUTION STOCK

Set forth below is certain information as of April 4, 2014, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act of our common stock by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, (b) each director and nominee for director, (c) each of the executive officers named in the Summary Compensation Table on page 16 of this Information Statement and (d) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o Revolution Lighting Technologies, Inc., 177 Broad Street, Stamford, Connecticut 06901.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding
5% Security Holders:

RVL 1, LLC (1)	68,699,505	65.69%
Aston Capital, LLC (1)(2)	69,199,505	66.17%
Robert V. LaPenta (1)(2)	69,199,505	66.17%
James A. DePalma (1)(2)(3)	69,424,505	66.34%
Robert V. LaPenta, Jr. (1)(2)	69,199,505	66.17%
Robert A. Basil, Jr. (1)(2)	69,199,505	66.17%

Officers, Directors and Nominees:

Robert V. LaPenta (1)(2)	69,199,505	66.17%
James A. DePalma (1)(2)(3)	69,424,505	66.34%
Robert V. LaPenta, Jr. (1)(2)	69,199,505	66.17%
Robert A. Basil, Jr. (1)(2)	69,199,505	66.17%
Stephen G. Virtue(4)	60,000	*
William D. Ingram(4)	60,000	*
Dennis McCarthy (4)(5)	70,000	*
Charles J. Schafer(6)	250,000	*
Michael A. Bauer	68,900	*
Gary Langford	11,080	*
All current directors and officers as a group (8 persons)	69,864,505	66.8%

*	Less than 1%
(A)	The shares beneficially owned and ownership percentages reflected in the table above are based on the inclusion in the calculations for each individual or entity of shares of our Common Stock underlying (i) preferred shares held by such individual or entity that are convertible into our Common Stock within a period of 60 days from the date hereof and (ii) options held by such individual or entity that are exercisable within a period of 60 days from the record date.
(1)	RVL holds directly (i) 46,153,692 shares of shares of Common Stock; (ii) 2 Series B Shares convertible into 153 shares of Common Stock; (iii) 10,000 Series C Shares convertible into 14,515,895 shares of Common Stock; (iv) 5,000 Series E Shares convertible into 4,273,504 shares of Common Stock; and (v) 5,000 Series F Shares convertible into 1,089,776 shares of Common Stock. Aston, in its capacity as the managing member of RVL, and Messrs. LaPenta, DePalma, Basil and LaPenta, Jr., in their capacities as members and officers of RVL and members of Aston may be deemed to be the beneficial owner of 66,033,019 shares of Common Stock. Each of the foregoing persons expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.
(2)	Includes 500,000 shares of restricted stock held by Aston. Messrs. LaPenta, DePalma, Basil and LaPenta, Jr., in their capacities as members and officers of Aston, may be deemed to be the beneficial owner of 500,000 shares of Common Stock
(3)	Includes 225,000 shares of Common Stock owned by Mr. DePalma beneficially in his own account. Mr. DePalma has sole voting and sole investment discretion with respect to the 225,000 shares of common stock held in his own account.

(4)	Includes 60,000 shares of restricted common stock with equal vesting over three years granted to each of Mr. Virtue, Mr. Ingram and Mr. McCarthy for services rendered as non-employee directors. The first vesting date was January 1, 2014.
(5)	Includes 10,000 shares of Common Stock owned by Mr. McCarthy beneficially in his own account.
(6)	Includes 250,000 shares of restricted common stock with equal vesting over three years granted to Mr. Schafer. The first vesting date was January 29, 2014.

TRANSACTIONS WITH RELATED PERSONS

In the 2013 fiscal year, we entered into two separate investment agreements with RVL, an affiliate of Aston, which is controlled by our Chairman and Chief Executive Officer, Robert V. LaPenta, whereby we issued to RVL the Series E Shares and Series F Shares. We also entered into a management services agreement with Aston. Messrs. LaPenta, DePalma, LaPenta, Jr., and Basil are members of Aston and officers of each of RVL and Aston.

Series E Investment

On February 21, 2013, we closed an investment agreement with RVL whereby we issued to RVL 5,000 of our newly-created Series E Shares in consideration of a cash payment of $5 million. The Series E Shares are voting and convertible into Common Stock at a conversion price per share equal to $1.17 (the “Series E Conversion Price”).

The holders of Series E Shares, in addition to the holders of Series B Shares and Series C Shares, have the right to elect up to four members to our Board of Directors, with the size of the Board of Directors not to exceed eight members. The right of the holders of Series B, Series C and Series E Shares to elect directors will decline proportionately to take into account subsequent material reductions in their ownership position in the Company.

The Series E Shares have a liquidation preference (the “Series E Liquidation Preference”) per share equal to the greater of (i) $1,000 (subject to customary adjustments with respect to events affecting the Series E Shares, the “Series E Stated Value”) plus accrued but unpaid dividends and (ii) such amount as would have been received had the Series E Shares converted into common stock immediately prior to the liquidation.

We have the option to redeem all or any part of the Series E Shares for cash at any time subject to RVL’s right to convert and require delivery of shares of Common Stock. The redemption price to be paid by the Company is equal to 110% of the Series E Liquidation Preference if the Series E Shares are redeemed on or before the first anniversary of the date of the original issuance of shares of Series E Shares (the “Series E Original Issue Date”), 105% of the Series E Liquidation Preference if the Series E Shares are redeemed after the first anniversary of the Series E Original Issue Date but on or prior to the second anniversary of the Series E Original Issue Date, and the Series E Liquidation Preference if the Series E Shares are redeemed at any time thereafter.

At the option of the holders of two-thirds of the then-outstanding Series E Shares, the Company must redeem the number of Series E Shares so requested for cash at the Series E Liquidation Preference. Such option can only be exercised on or after the third anniversary of the Series E Original Issue Date.

Each of the Series E Shares shall be entitled to receive dividends (the “Series E Dividend”) payable at a rate per annum of five percent of the Series E Stated Value then in effect (the “Series E Dividend Rate”). To the extent funds are legally available and we are not contractually prohibited from paying such Series E Dividend, the Series E Dividend must be declared and paid from and including the Series E Original Issue Date on each six-month anniversary of the Series E Original Issue Date. At the holder’s option, such dividends are payable through the issuance of additional Series E Shares or in cash. To the extent the Company is unable to pay any Series E Dividend (i.e. in the event funds are not legally available or the Company is contractually prohibited from making payment), any such unpaid Series E Dividend shall be cumulative and shall accrue and compound on a quarterly basis at the then applicable Series E Dividend Rate. Such unpaid Series E Dividend shall be paid as soon as funds are legally available or as soon as the Company is no longer contractually prohibited from paying such Series E Dividend, as applicable. Additionally, the Series E Shares shall share ratably on an as-converted basis with the common stock in the payment of all other dividends and distributions.

Series F Investment

On August 22, 2013, we closed an investment agreement with RVL whereby we issued to RVL 5,000 of our newly-created Series F Shares in consideration of a cash payment of $5 million. The Series F Shares are voting and convertible into shares of the Company’s common stock at a conversion price per share equal to $4.5881 (the “Series F Conversion Price”).

The Series F Shares have a liquidation preference (the “Series F Liquidation Preference”) per share equal to the greater of (i) $1,000 (subject to customary adjustments with respect to events affecting the Series F Shares, the “Series F Stated Value”) plus accrued but unpaid dividends and (ii) such amount as would have been received had the Series F Shares converted into common stock immediately prior to the liquidation.

Revolution has the option to redeem all or any part of the Series F Shares for cash at any time subject to RVL’s right to convert and require delivery of shares of common stock. The redemption price to be paid by Revolution is equal to the Series F Liquidation Preference plus $100,000 if the Series F Shares are redeemed on or before the fifth anniversary of the date of the original issuance of the Series F Shares (the “Series F Original Issue Date”), or the Series F Liquidation Preference if the Series F Shares are redeemed at any time thereafter. At the option of the holders of two-thirds (2/3) of the then-outstanding Series F Shares, the Company must redeem the number of shares of Series F Shares so requested for cash at the Series F Liquidation Preference. Such option can only be exercised on or after the third (3) anniversary of the Series F Original Issue Date.

Each of the Series F Shares shall be entitled to receive dividends (the “Series F Dividend”) payable at a rate per annum of seven percent (7%) of the Series F Stated Value then in effect (the “Series F Dividend Rate”). To the extent funds are legally available and Revolution is not contractually prohibited from paying such Series F Dividend, the Series F Dividend must be declared and paid from and including the Series F Original Issue Date on each six-month anniversary of the Series F Original Issue Date. Such dividends shall be payable either (i) in cash or (ii) in kind; provided, the Company shall not make any Series F Dividend payments in kind through the issuance of additional Series F Shares to the extent (and only to the extent) such issuance would require the prior approval of the stockholders of the Company pursuant to NASDAQ Listing Rule 5636, and in lieu of such issuance, the Company will make such Series F Dividend payments in cash. To the extent funds are legally available and Revolution is not contractually prohibited from paying such Series F Dividend, the Series F Dividend must be declared and paid from and including the Series F Original Issue Date on each six-month anniversary of the Series F Original Issue Date.

The Series E investment agreement and the Series F investment agreement were approved by the Audit Committee in accordance with our procedures for approving related party transactions.

Management Services Agreement

On April 9, 2013, the Company ratified a management services agreement with Aston (the “Management Agreement”) to memorialize certain management services that Aston has been providing to the Company since RVL acquired majority control of our voting stock on September 25, 2012. Pursuant to the Management Agreement, Aston has provided consulting services in connection with financing matters, budgeting, strategic planning and business development, including, without limitation, assisting the Company in (i) analyzing the operations and historical performance of target companies; (ii) analyzing and evaluating the transactions with such target companies; (iii) conducting financial, business and operational due diligence, and (iv) evaluating related structuring and other matters.

In consideration of the services provided by Aston under the Management Agreement, we have issued 500,000 shares of restricted common stock to Aston. The shares will vest in three equal annual increments, with the first such vesting date being September 25, 2013. The Audit Committee of the Board of Directors will consider from time to time (at a minimum at such times when the Compensation Committee evaluates director compensation) whether additional compensation to Aston is appropriate given the nature of the services provided. In April 2014, the Audit Committee approved a grant of 300,000 shares of restricted common stock to Aston, which will vest in three equal annual increments with the first such vesting date being September 25, 2014.

The Management Agreement was approved by the Audit Committee in accordance with the Company’s procedures for approving related party transactions.

Customer Financing

In June 2013, Aston provided $9.9 million in financing to a group of related customers of the Company who used the proceeds to repay its obligations to the Company for the purchase of Company products. The Company has no obligations to Aston with respect to the financing arrangements between the customers and Aston. The Company’s obligations to the customers are limited to the standard warranty obligation on the products sold.

Relocation of Corporate Headquarters

During the first quarter of 2013, the Company relocated its corporate headquarters to Stamford, Connecticut to a space also occupied by affiliates of our Chairman and Chief Executive Officer. The Audit Committee agreed to an allocation of the costs of the Stamford headquarters between Aston and the Company. The Company pays L-1 $21,355 monthly, representing its proportionate share of the space under the underlying lease, which expires on March 31, 2015.

Promissory Notes

The Company has executed the following notes payable to Aston:

•	Promissory Note, dated March 10, 2014, in the aggregate principal amount of $3.5 million, to evidence amounts previously advanced to the Company in February, 2014.

•	Promissory Note, dated April 4, 2014, in the aggregate principal amount of $1.0 million.

•	Promissory Note, dated April 22, 2014, in the aggregate principal amount of $10,759,288.91 million (the “Bridge Loan”).

Each of the promissory notes listed above accrues interest at the rate of nine percent per annum. All principal and interest under the promissory note is due and payable on April 1, 2015, except for the Bridge Loan which matures on the earlier of April 1, 2015 or the date which the Company receives proceeds from a financing transaction. Each loan transaction listed above was approved by the Audit Committee in accordance with the Company’s procedures for approving related party transactions.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, our Board of Directors has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. The Audit Committee is to review the material facts of all interested transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the interested transactions by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and the extent of the related person’s interest in the transactions. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who may be interested in a related party transaction shall recuse himself from any consideration of such related party transaction.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2013.

The Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. McGladrey & Pullen, LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee also received the written disclosures and the letter from McGladrey & Pullen, LLP which is required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with McGladrey & Pullen, LLP their independence. The Audit Committee also concluded that McGladrey & Pullen, LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Information Statement, is compatible with McGladrey & Pullen, LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Dennis McCarthy, Chairman

William Ingram

Stephen G. Virtue

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees for services related to fiscal years 2013 and 2012 provided by McGladrey & Pullen, LLP, our principal accountants.

	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$535,000	$616,433
Audit-Related Fees	$—	$—
Tax Fees (2)	$—	$10,000
All Other Fees (3)	$—	$—

(1)	Audit Fees represent fees billed for professional services rendered for the audit of our annual consolidated financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with other regulatory filings in connection with our fiscal years 2013 and 2012 filings of reports or registration statements on Form 10-K, Form 10-Q, and Form 8-K.
(2)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.
(3)	All Other Fees represent fees for services provided to us not otherwise included in the categories above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of an independent auditor, the Audit Committee pre-approves the services to be provided. The fees for services are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of McGladrey & Pullen, LLP, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for the fiscal year ending December 31, 2014. The Audit Committee approved the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for fiscal year 2014. McGladrey & Pullen, LLP is currently our independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL NO. 3

AMENDMENT NO. 1 TO THE COMPANY’S 2013 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN

On, May 15, 2013, the Company adopted the Revolution Lighting Technologies, Inc. 2013 Stock Incentive Plan (the “Plan”), to provide an incentive to key employees, officers, directors and consultant of the Company. Under the Plan, a maximum of 2,000,000 shares of the Company’s Common Stock are issuable. Awards under the Plan may be made in the form of stock options (which may constitute incentive stock option (“ISOs”) or nonqualified stock options (“NQOs”)), share appreciate rights (“SARs”), restricted shares, restricted share units, performance awards, stock bonus awards and other stock based awards. In addition, certain awards under the Plan may be denominated or settled in cash, including annual bonus awards.

As of the April 4, 2014, 804,500 shares remained available for issuance pursuant to new awards under the Plan. The Company anticipates that the number of shares currently available under the Plan is insufficient to meet the Company’s needs beyond this calendar year, given the Company’s need to accommodate future growth. Accordingly, on April 22, 2014, the Board adopted a resolution approving and recommending to the Company’s stockholders for their approval an amendment to the Plan which would increase the number of shares issuable under the Plan from 2,000,000 to 3,000,000 (the “Amendment”). The form of the Amendment is attached to this Information Statement as Annex A.

The purpose of this amendment to the Plan is to provide the Company with a greater ability to attract and retain qualified individuals as employees, consultants, officers and directors by the granting of stock based awards.

The following summary description of the principal terms of the Plan does not purport to be complete and is qualified in its entirety by the full text of the Plan, as amended. The Plan is available on the SEC’s website at www.sec.gov and any stockholder may obtain a copy without cost upon written request to the Secretary of the Company at 177 Broad Street, Stamford, Connecticut 06901.

Summary of the Plan

Administration and Duration. The Plan is administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of the Plan, the administrator of the Plan has authority in its discretion to, among other things, (i) designate participants, (ii) determine the type of awards to be granted to a participant, (iii) determine the number of shares of common stock to be covered by awards, (iv) determine the terms and conditions of any award; (v) interpret and administer the Plan, and (v) make any other determination and take any other action that it deems necessary or desirable for the administration of the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons. Unless terminated earlier by the Board of Directors, the Plan will terminate on May 15, 2023.

Limit on Awards under the Plan. The maximum number of shares of common stock which may be issued under the Plan is currently 2,000,000 shares, all of which may be issued pursuant to ISOs. If the Amendment is approved by our stockholders, this number will be increased to 3,000,000 shares. Common Stock subject to an option or SAR that for any reason expires, is cancelled, or is otherwise terminated unexercised as to such shares, and any shares that are forfeited or repurchased by us in respect of any other award, shall again be available under the Plan. The maximum number of shares of common stock available under the Plan for the grant of options and SARs to any one individual during any calendar year is limited to 300,000 shares. The maximum number of shares of common stock subject to awards (other than options and SARs) that are intended to qualify as performance-based compensation under Section 162(m) of the Code and may be paid to any one individual based on the achievement of performance goals is limited to 300,000 shares, or if such award is payable in cash, $750,000. The foregoing share limits are subject to adjustment pursuant to the Plan in the event of stock splits, stock dividends and other capital events. The shares of common stock to be delivered pursuant to the Plan may be authorized but unissued shares or treasury shares. The closing price of our Common Stock as reported by Bloomberg Financial Markets on April 4, 2014 was $3.05.

Eligibility. Awards under the Plan may be granted to employees, directors and consultants of the Company and its affiliates; provided, however, that (i) only Employees of the Company or any of its subsidiaries are eligible to be granted ISOs, and (ii) only Awards of NQOs and Restricted Shares may be granted to Consultants that are not individuals. The Company currently has approximately 103 employees, 6 non-employee directors and two consultants eligible to participate in the Plan. The Company analyzes each of its consultants on a case by case basis to determine whether they are eligible to participate. Future awards under the Plan will be made by the Committee on a discretionary basis and, therefore, are not determinable.

Types of Awards. The Committee is authorized to grant stock options, SARs, restricted shares, restricted share units, performance awards, stock bonus awards and other stock-based awards pursuant to the Plan. Awards under the Plan will, in general, be subject to such vesting and other terms and conditions (including, the attainment of performance goals) as the Committee shall determine.

Stock Options. Stock Options may be ISOs or NQOs and will have an exercise price that is not less than 100% of the fair market value of our common stock as of the date of grant (or, in the case of ISOs granted to any participant owning more than 10% of the voting power of all classes of shares of the Company or a subsidiary (a “10% holder”), not less than 110% of the fair market value). Each option shall expire no later than the tenth anniversary of its date of grant (or, in the case of ISOs granted to a 10% holder, the fifth anniversary). The method of payment for shares issued upon exercise of an option will be specified in each option agreement. Generally, the Plan permits payment to be made by cash, check, other shares of our common stock (subject to certain limits), outstanding awards, or any combination of the foregoing or by any other lawful consideration approved by the Committee.

Share Appreciation Rights. The Committee may issue SARs either independently or in tandem with options (with SARs granted in tandem with ISOs being granted at the same time as the ISOs). SARs entitle the holder to receive an amount measured by multiplying (i) the amount by which the fair market value of a share of common stock on the date of exercise exceeds the base price specified in the award agreement pertaining to such SAR by (ii) the number of shares of common stock with respect to which the SAR is exercised. Payment of SARs may be made in cash, in shares of common stock with a fair market value equal to the amount of the payment, or a combination thereof, as determined by the Committee. SARs shall be exercisable over an exercise period determined by the Committee, which will not exceed ten years from the date of grant; provided, however, that a tandem SAR shall expire no later than the related Option. The base price of SARs (used in calculating appreciation at exercise) will be no less than the fair market value of a share of our common stock on the date of grant.

Restricted Shares and Restricted Share Units. The Committee may award restricted shares of common stock, which are subject to vesting conditions, transfer restrictions and a risk of forfeiture during a specified restricted period. The Committee may also award restricted share units (“RSUs”), which entitle the recipient thereof to receive a specified number of shares of common stock, an amount in cash equal to the value thereof, or a combination thereof, as determined by the Committee, upon settlement of the RSUs (which, in general, will occur at the end of the restricted period), if the vesting conditions applicable to such RSU award are satisfied. Unless otherwise provide in an award agreement, the recipient of restricted shares will be entitled to vote such shares and to receive all dividends and other distributions paid on such shares (although any share distribution during the restricted period will be subject to the same restrictions as the restricted shares in respect of which such distribution is made). RSUs do not convey voting or dividend rights with respect to the underlying shares of common stock unless and until such shares are issued to the recipient; however, the Committee may award dividend equivalents with respect to the shares of common stock referenced by a RSU award (which dividend equivalent amounts may be credited to a notional bookkeeping account or as additional RSUs and will in general be subject to the same vesting conditions and other restrictions as the RSUs).

Performance Awards. A performance award is a cash denominated award that is subject to the attainment of performance goals determined by the Committee and that is settled in either cash, shares of common stock or a combination of both, as determined by the Committee following the close of the applicable performance period (of not less than six (6) months) if and to the extent the applicable performance goals are satisfied.

Bonus Shares and Other Stock-Based Awards. The Committee may grant fully vested shares of common stock, with or without payment thereof, in lieu of a cash bonus that would otherwise be paid to the recipient. In addition, the Committee may make other stock-based awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock, as determined by the Committee, including awards made pursuant to sub-plans and/or designed to comply with non-U.S. law.

Section 162(m) Awards and Business Criteria. The grant, vesting, payment or settlement of awards under the Plan (other than stock options and SARs) that are intended to be exempt performance-based compensation under Section 162(m)

of the Code (“Section 162(m) Awards”) will be subject to the attainment of one or more pre-established performance goals. Such performance goals shall be established by the Committee in writing and shall be based on one or more of the following business criteria: (a) revenue, (b) earnings per share, (c) net income per share, (d) share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, or (t) revenue growth. Performance goals may be based upon the attainment of specified levels of performance by the Company, any of its subsidiaries or affiliates, or any combination thereof, on either a consolidated, business unit, departmental or divisional level. In addition, performance goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices). Prior to the payment or settlement of any Section 162(m) Award, the Committee shall certify in writing that the applicable performance goals were achieved.

Corporate Events. In the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares receive securities of another corporation and/or other property, including cash; (iii) a change in control; or (iv) a liquidation, dissolution or winding up of the Company (each, a “Corporate Event”), the Committee may, in its sole discretion:

a) provide for the continuation, assumption or substitution of awards in connection with such Corporate Event, in which case, such awards shall be subject to adjustment pursuant the Plan;

b) accelerate the vesting of any or all awards, subject to the consummation of such Corporate Event; or

c) cancel any or all vested and/or unvested awards as of the consummation of such Corporate Event, and provide that holders of the cancelled Awards will receive a cancellation payment in respect of cancellation of their awards based on the amount of the per Share consideration being paid for the Shares in connection with such Corporate Event, less, in the case of Options and SARs, the applicable exercise price or base price; provided, however, that (i) (1) holders of Options and SARs shall only be entitled to consideration for cancelled awards if the per share consideration less the applicable exercise price or base price is greater than zero, and (2) with respect to performance-based awards, all performance goals and other vesting criteria shall be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met; and (ii) the time or schedule of any payment of any award that is subject to Section 409A of the Code may only be accelerated pursuant to this section (c) to the extent permitted by Treas. Reg. Sec. 1.409A-3(j)(4)(ix).

Payments to holders pursuant to subsection (c) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a holder of an Award to receive property, cash or securities (or a combination thereof) as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable exercise price or base price).

Non-Transferability. In general, awards are not transferable, except by will or the laws of descent and distribution, and during a participant’s lifetime options and SARs are only exercisable by the participant.

Compensation Clawback. Any incentive-based compensation otherwise payable or paid to a participant (including a former participant) pursuant to the Plan shall be forfeited and/or repaid to the Company as may be required by applicable law, stock exchange listing conditions or regulatory requirements or any Company clawback policy in effect from time to time.

Amendment and Termination of the Plan. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan in whole or in part without the consent of any stockholder, participant, other holder or beneficiary of an award, or other person, except that no such amendment shall be made without stockholder approval to the extent such approval is required by (i) applicable legal requirements or (ii) the requirements of any securities exchange or market on which the shares of common stock are listed.

Prohibition on Repricing of Options and SARs. Options and SARs granted under the Plan may not be repriced unless approved by the stockholders of the Company.

Federal Income Tax Consequences The following is a brief, general summary of certain U.S. federal income tax consequences applicable to awards based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations.

Incentive Stock Options. In general, an ISO results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired upon exercise of the ISO over the exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the exercise price (or, if less, the excess of the amount realized upon disposition over the exercise price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will generally be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation.

Nonqualified Stock Options. An optionee is not subject to income tax upon the grant of an NQO. Upon exercise of an NQO, however, he or she generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares transferred to him or her over the exercise price for the shares, with such fair market value generally determined on the date the shares are transferred pursuant to the exercise. The Company normally will be entitled to a deduction equal to the amount of ordinary income recognized by the individual in the year the income is recognized.

Share Appreciation Rights. In general, an individual will recognize ordinary income upon the exercise of a SAR in an amount equal to the amount of cash and the fair market value of our common stock or other property that he or she receives as a result of the exercise. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the individual in the same taxable year in which the income is recognized.

Restricted Shares. In general, an individual is not subject to income tax upon the grant of restricted shares. In the year that the restricted shares are no longer subject to a substantial risk of forfeiture, the individual will in general recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to him or her, generally determined on the date the restricted shares are no longer subject to a substantial risk of forfeiture, less the purchase price paid for such shares (if any) and the Company will in general receive a corresponding federal income tax deduction. If the restricted shares are forfeited, the individual will recognize no income. An individual may, however, elect under Section 83(b) of the Code to recognize the fair market value of our common stock as ordinary income at the time of grant of the restricted shares (which election must be made within thirty days of transfer), less any purchase price, in which case the Company will generally receive a corresponding deduction in such year. If the individual so elects, (i) he or she will not otherwise be subject to ordinary income tax in the year that the restricted shares are no longer subject to a substantial risk of forfeiture, and (ii) if the restricted shares are subsequently forfeited, he or she will be allowed no deduction for the forfeiture.

Restricted Share Units. An individual generally is not subject to income tax upon the grant of an RSU, nor does the grant of an RSU result in a deduction for the Company. In the year that the RSU is paid in shares of our common stock, cash or a combination thereof, the individual will in general recognize ordinary income in an amount equal to the fair market value of the shares of our common stock issued and the amount of cash received and the Company will in general receive a corresponding deduction.

Performance Awards; Stock Bonuses and Other Stock-Based Awards. The taxation of individuals who receive performance awards, stock bonuses and other stock-based awards will depend on the form and terms and conditions of the award but, in general, will be required to recognize ordinary income in an amount equal to the cash and the fair market value of any fully vested shares of our common stock paid, determined at the time of such payment, in connection with such awards. The Company normally will be entitled to a deduction at the time when, and in the amount that, the individual recognizes ordinary income.

Section 409A of the Code. Depending on the terms of a grant of RSUs, performance awards, other stock-based awards, and other awards, the award may be treated as deferred compensation subject to the rules under Section 409A of the Code. In that case, and if the award fails to satisfy applicable requirements under such rules, an individual may be subject to early income recognition and additional taxes and interest.

Section 162(m) of the Code. Section 162(m) of the Code places an annual $1 million per person limit on the deductibility of compensation paid by us to certain executives. The limit, however, does not apply to “qualified performance-based compensation.” We believe that awards of options, SARs and certain other “performance-based compensation” awards under the Plan will qualify for the performance-based compensation exception to the deductibility limit. Other awards, such as restricted shares and RSUs, if not subject to an achievement of performance goals based on the Section 162(m) business criteria disclosed above, may not be deductible by the Company under Section 162(m) of the Code, depending on the circumstances of the individual in the year the award becomes subject to federal income tax.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, and (ii) if the exercisability or vesting of an award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may not be deductible by the Company.

Certain Plan Information

Prior Grants under the Plan. The following table sets forth, as of the Record Date, the number of shares of Restricted Stock granted under the Plan to each of our named executive officers, all current executive officers as a group, all non-employee directors as a group, each nominee for election as a director, all employees (other than executive officers) as a group, and our consultant who has received more than 5% of the shares of Restricted Stock.

Name	Number of Restricted Shares Granted Under the Plan
Robert V. LaPenta	—

Charles J. Schafer	250,000

All current executive officers as a group	250,000

All current directors who are not executive officers as a group	180,000

Robert A. Basil, Jr.	—

James A. DePalma	—

William D. Ingram	60,000

Dennis McCarthy	60,000

Robert V. LaPenta, Jr.	—

Steven Virtue	60,000

All other current employees as a group	235,500

Aston Capital, LLC	500,000

Securities Authorized for Issuance under Equity Compensation Plans. The following table provides information as of December 31, 2013 with respect to shares of our Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of common shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of common shares remaining available for future issuance (1)
Equity compensation plans approved by stockholders	407,020	$4.52	804,500
Equity compensation plans not approved by stockholders	—	—	—

Totals	407,020	N/A	804,500

(1)	If Proposal No. 3 is approved, the number of shares of our Common Stock available for future issuances under the Plan will be increased from 768,500 shares available for issuance as of December 31, 2013 to 1,804,500 shares.

The Board of Directors recommends a vote “FOR” this proposal.

PROPOSALS BY STOCKHOLDERS

In order to include information with respect to a stockholder proposal in the Company’s proxy statement and related form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act and our By-laws.

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2015 annual meeting of stockholders must be received by us at 177 Broad Street, Stamford, Connecticut 06901, Attention, Secretary, no later than December 23, 2014. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement and related form of proxy for our 2015 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our By-Laws no later than January 22, 2015 unless the date of our 2015 annual meeting is more than 30 days before or 60 days after the anniversary of the 2014 annual meeting of stockholders. Any proxies solicited by the Board of Directors for the 2015 annual meeting of stockholders may confer discretionary authority to vote on any proposals notice of which is not timely received.

In order to include information with respect to a stockholder proposal in our proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company and derivative securities which are directly or indirectly beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

A stockholder’s notice relating to nomination for directors shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in our proxy statement, if any, as a nominee and to serving as a director if elected); and as to such stockholder giving notice, the information required to be provided as set forth in the preceding paragraph and our By-laws. No person shall be eligible for election as a director of the Company, unless nominated in accordance with the procedures set forth herein and in our By-laws, as amended.

INCORPORATION BY REFERENCE

We are “incorporating by reference” certain information we file with the SEC into this Information Statement, which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Information Statement. We incorporate by reference into this Information Statement the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014. Such documents form an integral part of this Information Statement and are also being mailed to stockholders along with this Information Statement.

By order of the Board of Directors

Charles J. Schafer
April 22, 2014	President and Chief Financial Officer

ANNEX A

AMENDMENT NO. 1

TO

REVOLUTION LIGHTING TECHNOLOGIES, INC.

2013 STOCK INCENTIVE PLAN

Effective as of [—], 2014*

WHEREAS, Revolution Lighting Technologies, Inc. (the “Company”) sponsors and maintains the Revolution Lighting Technologies, Inc. 2013 Stock Incentive Plan (the “Plan”),

WHEREAS, the Company reserved 2,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Plan;

WHEREAS, the Company’s Board of Directors (the “Board”) previously approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 2,000,000 to 3,000,000 shares;

WHEREAS, Section 7 of the Plan reserves to the Board, the right to amend the Plan at any time and from time to time;

NOW, THEREFORE, effective as of the date hereof, Section 4(a) of the Plan is hereby amended and restated in its entirety, to read as follows:

“(a) Shares Available. Subject to adjustments as provided in Section 4(c), the maximum number of Shares that may be issued under the Plan shall be 3,000,000 all of which may be issued in respect of Incentive Stock Options. In the event that any outstanding Award expires, is cancelled or otherwise terminated, any rights to acquire Shares allocable to the unexercised or unvested portions of such Award shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, such Shares shall again be available for the purposes of the Plan. In the event a Participant pays for any Award through the delivery of previously acquired Shares, the number of Shares available shall be increased by the number of Shares delivered by the Participant.”

Except as expressly amended herein, the Plan and all of the provisions contained therein shall remain in full force and effect.

The undersigned officer hereby certifies that the foregoing amendment to the Plan was duly adopted and approved by the Board and the Company’s Stockholders effective as of the date first written above.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:
Name:	Charles J. Schafer
Title:	President and CFO

*	Amendment No. 1 effective date shall be the date stockholder approval is obtained.